Exhibit 99.1

         The Neiman Marcus Group Reports Record Second Quarter Earnings

     DALLAS--(BUSINESS WIRE)--March 3, 2004--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) today reported financial results for the second quarter of fiscal year 2004.
     For the 13 weeks ended January 31, 2004, the Company reported total revenues of $1.05 billion compared to $938 million in the prior year. Net earnings were $59 million, or $1.21 per diluted share in the second quarter of fiscal year 2004 compared to $32 million, or $0.68 per diluted share, in the second quarter of fiscal year 2003. Excluding the $7.5 million, or $0.15 per diluted share, impact of favorable settlements associated with previous state tax filings, earnings per diluted share were $1.06 in the second quarter of fiscal year 2004.
     For the 26 weeks ended January 31, 2004, total revenues increased to $1.88 billion compared to $1.67 billion in the prior year and comparable revenues increased 11.5 percent. Net earnings were $115 million, or $2.37 per diluted share, for the 26 weeks ended January 31, 2004 compared to $61 million, or $1.27 per diluted share, for the 26 weeks ended February 1, 2003. Earnings before change in accounting principle, excluding the $7.5 million, or $0.15 per diluted share, impact described above, were $2.22 per diluted share for the 26 weeks ended January 31, 2004 compared to $1.58 per diluted share for the 26 weeks ended February 1, 2003.
     "By any measure, our performance this quarter was outstanding," said Burton
M. Tansky, President and Chief Executive Officer. "We surpassed $1 billion in sales for a quarter for the first time. In addition, our operating divisions experienced strong earnings growth.
     "Consistent with our ongoing strategy, we focused on full-price selling and reduced our promotional activities this quarter. These efforts, coupled with disciplined inventory management, contributed to the significant improvement in gross margin," Mr. Tansky continued. "Together with our strong balance sheet, these results further underscore the strength of The Neiman Marcus Group."
     Mr. Tansky further added, "Considering our 24.4 percent February comparable store revenue results and the current sales trends we are experiencing, we now anticipate comparable store revenues for the third quarter to increase in the range of 14 percent to 16 percent compared to last year."

     Business Segments

     Second quarter revenues for the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, were $838 million, compared to $756 million in the previous year. Revenues for the second quarter of fiscal year 2004 compared to the second quarter of fiscal year 2003 increased
9.6 percent and 20.5 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Comparable revenues for Neiman Marcus Stores increased 9.2 percent for the second quarter of fiscal year 2004. Second quarter fiscal year 2004 operating earnings for the Specialty Retail Stores segment were $73 million compared to $44 million in the second quarter of fiscal year 2003.
     Neiman Marcus Direct, the Company's direct marketing operation, reported second quarter fiscal year 2004 revenues of $191 million compared to $161 million in the previous year. Operating earnings for Neiman Marcus Direct increased to $25 million in the second quarter of fiscal year 2004 from $18 million a year ago.
     The Company's Other segment includes the operations of the Kate Spade and Laura Mercier brands and corporate expenses.

     Other Items

     In the first quarter of fiscal year 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Based upon the valuation results of its third party appraisal experts, the Company recorded a pretax charge of approximately $24 million in the first quarter of fiscal year 2003 as a result of implementing the fair value model of the new accounting standard.
     A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com on Wednesday, March 3, 2004 beginning at 4:00 p.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com.

     From time to time, the Company may make statements (including statements contained in this release) that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
     The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
     These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.


                     THE NEIMAN MARCUS GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

(in thousands)                                 January 31, February 1,
                                                  2004        2003
                                               ----------- -----------
ASSETS
-----------------------------------------------
Current assets:
   Cash and cash equivalents                   $  251,658  $  161,229
   Undivided interests in NMG Credit Card
    Master Trust                                  164,652     295,321
   Accounts receivable                            321,005      22,271
   Merchandise inventories                        658,177     654,309
   Other current assets                            75,985      70,964
                                               ----------- -----------
      Total current assets                      1,471,477   1,204,094
                                               ----------- -----------

Property and equipment, net                       674,139     678,131
Other assets                                      112,380     119,405
                                               ----------- -----------
Total assets                                   $2,257,996  $2,001,630
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------
Current liabilities:
   Notes payable and current maturities of
    long-term liabilities                      $      845  $    2,246
   Accounts payable                               227,121     258,360
   Accrued liabilities                            304,103     282,259
                                               ----------- -----------
                                                  532,069     542,865
                                               ----------- -----------

Long-term liabilities:
   Notes and debentures                           249,745     249,722
   Borrowings under Credit Card Facility          111,326           -
   Other long-term liabilities                     90,884     109,206
                                               ----------- -----------
      Total long-term liabilities                 451,955     358,928
                                               ----------- -----------

Minority interest                                  10,729       9,044

Total shareholders' equity                      1,263,243   1,090,793
                                               ----------- -----------
Total liabilities and shareholders' equity     $2,257,996  $2,001,630
                                               =========== ===========


                     THE NEIMAN MARCUS GROUP, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                              (UNAUDITED)

                        Thirteen Weeks Ended   Twenty-Six Weeks Ended
                      ------------------------ -----------------------
(in thousands,
 except per share     January 31,  February 1, January 31, February 1,
 data)                   2004         2003        2004        2003
                      ----------- ------------ ----------- -----------

Revenues              $1,054,124  $   938,467  $1,878,987  $1,672,550
Cost of goods sold
 including buying
 and occupancy costs     717,165      654,578   1,225,577   1,108,509
Selling, general and
 administrative
 expenses                246,958      225,485     466,121     430,393
                      ----------- ------------ ----------- -----------

Operating earnings        90,001       58,404     187,289     133,648

Interest expense, net      3,764        4,345       7,225       7,939
                      ----------- ------------ ----------- -----------

Earnings before
 income taxes,
 minority interest
 and change in
 accounting
 principle                86,237       54,059     180,064     125,709
Income taxes              26,132       20,813      62,724      48,398
                      ----------- ------------ ----------- -----------

Earnings before
 minority interest
 and change in
 accounting
 principle                60,105       33,246     117,340      77,311
Minority interest in
 net earnings of
 subsidiaries               (934)        (769)     (1,944)     (1,509)
                      ----------- ------------ ----------- -----------

Earnings before
 change in
 accounting
 principle                59,171       32,477     115,396      75,802

Change in accounting
 principle -
 writedown of
 intangible assets,
 net of taxes                  -            -           -     (14,801)
                      ----------- ------------ ----------- -----------

Net earnings          $   59,171  $    32,477  $  115,396  $   61,001
                      =========== ============ =========== ===========

Weighted average
 number of common
 and common
 equivalent shares
 outstanding:
      Basic               47,954       47,558      47,789      47,627
                      =========== ============ =========== ===========
      Diluted             48,897       47,850      48,647      47,910
                      =========== ============ =========== ===========

Basic earnings per
 share:
   Earnings before
    change in
    accounting
    principle         $     1.23  $      0.68  $     2.41  $     1.59
   Change in
    accounting
    principle -
    writedown of
    intangible
    assets, net of
    taxes                      -            -           -       (0.31)
                      ----------- ------------ ----------- -----------
   Basic earnings
    per share         $     1.23  $      0.68  $     2.41  $     1.28
                      =========== ============ =========== ===========

Diluted earnings per
 share:
     Earnings before
      change in
      accounting
      principle       $     1.21  $      0.68  $     2.37  $     1.58
   Change in
    accounting
    principle -
    writedown of
    intangible
    assets, net of
    taxes                      -            -           -       (0.31)
                      ----------- ------------ ----------- -----------
   Diluted earnings
    per share         $     1.21  $      0.68  $     2.37  $     1.27
                      =========== ============ =========== ===========


                     THE NEIMAN MARCUS GROUP, INC.
                         OTHER OPERATING DATA
                              (UNAUDITED)

SEGMENTS:              Thirteen Weeks Ended   Twenty-Six Weeks Ended
                      ----------------------- ------------------------
                      January 31, February 1, January 31,  February 1,
(in millions)            2004        2003        2004         2003
                      ----------- ----------- ------------ -----------
REVENUES:
Specialty Retail
 Stores                $     838   $     756   $    1,508   $   1,357
Direct Marketing             191         161          320         276
Other (1)                     25          21           51          40
                      ----------- ----------- ------------ -----------
Total                  $   1,054   $     938   $    1,879   $   1,673
                      =========== =========== ============ ===========

OPERATING EARNINGS:
Specialty Retail
 Stores                $      73   $      44   $      164   $     118
Direct Marketing              25          18           35          25
Other (1)                     (8)         (4)         (12)         (9)
                      ----------- ----------- ------------ -----------
Total                  $      90   $      58   $      187   $     134
                      =========== =========== ============ ===========

OTHER DATA:            Thirteen Weeks Ended    Twenty-Six Weeks Ended
                      ----------------------- ------------------------
                      January 31, February 1,  January 31, February 1,
(in millions)             2004        2003         2004        2003
                      ----------- -----------  ----------- -----------
Capital Expenditures    $     24   $      20    $      46   $      65
Depreciation                  25          20           46          40

(1) Other includes the results of operations of Kate Spade LLC, Gurwitch Products, LLC and corporate expenses.


    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
                 or
             Stacie Shirley, 214-757-2967